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AT&T Reports Strong EPS Growth with Solid Wireless Gains, Record U-verse Results in the Third Quarter

▪	14.3 percent EPS growth of $0.72 diluted EPS compared to $0.63 diluted EPS in the third quarter of 2012; excluding significant items, EPS was $0.66 compared to $0.62, up 6.5 percent

▪	Consolidated revenues of $32.2 billion, up 2.2 percent versus the year-earlier period

▪	More than 2 million new wireless and wireline high speed broadband connections

Nation’s Fastest and Most Reliable 4G LTE Network* Driving Nearly 1 Million New Subscribers, Record Third-Quarter Smartphone Sales and Stable Churn

▪	Wireless revenues up 5.1 percent, service revenues up 3.7 percent versus the year-ago quarter

▪	Wireless data revenues up 17.6 percent versus the year-earlier period

▪	Wireless operating income margin of 26.4 percent; wireless EBITDA service margin of 42.0 percent with record third-quarter smartphone sales of 6.7 million

▪	Nearly 1 million net subscribers added, with 363,000 wireless postpaid net adds (doubling year-ago results) including 178,000 smartphones

▪	1.2 million new smartphone subscribers added; smartphones a record 89 percent of postpaid phone sales

▪	Total postpaid ARPU up 1.5 percent; phone-only ARPU up 3.1 percent

▪	Total and postpaid churn stable

U-verse® Revenues Up 28.1 Percent, Total Subscribers Top 10 Million; U-verse Now $12 Billion Annualized Revenue Stream

▪	Wireline consumer revenue growth of 2.4 percent versus the year-earlier period

▪	First billion-dollar U-verse revenue month; total U-verse revenues, including business, up 28.1 percent year over year; U-verse is AT&T’s fastest-growing part of the business

▪	10 million total U-verse subscribers (TV and high speed Internet) in service:

o	655,000 high speed Internet subscriber net adds

o	265,000 U-verse TV subscribers added, second-highest net add quarter ever and best quarter in almost five years

▪	Record U-verse broadband gains of 97,000 in the business customer segment, more than doubling year-ago net adds

▪	Strong strategic business services growth continues with revenues up 15.7 percent year over year

Note: AT&T's third-quarter earnings conference call will be broadcast live via the Internet at 4:30 p.m. ET on Wednesday, Oct. 23, 2013, at www.att.com/investor.relations.

DALLAS, October 23, 2013 — AT&T Inc. (NYSE:T) today reported solid third-quarter results with strong revenue and earnings growth driven by continued gains in the company’s key growth drivers — mobile and IP data, U-verse and strategic business services.

“We’re setting the standard for 4G LTE speeds and network reliability. Our fiber and U-verse expansion projects are ahead of schedule bringing high-speed broadband to millions more customers,” said Randall Stephenson, AT&T chairman and CEO. “With these initiatives, we’re seeing excellent growth across our major platforms — mobility, U-verse and strategic business services.”

Third-Quarter Financial Results

For the quarter ended September 30, 2013, AT&T's consolidated revenues totaled $32.2 billion, up 2.2 percent versus the year-earlier quarter.

Compared with results for the third quarter of 2012, operating expenses were $26.0 billion versus $25.4 billion; operating income was $6.2 billion versus $6.0 billion; and operating income margin was unchanged at 19.2 percent. Third-quarter 2013 net income attributable to AT&T totaled $3.8 billion compared to $3.6 billion in the year-earlier quarter. Earnings per share was $0.72 per diluted share versus $0.63 per diluted share in the year-earlier quarter, a 14.3 percent increase. Adjusted for gains of 3 cents from a previously disclosed transfer of spectrum and 3 cents from income tax items, earnings per diluted share was $0.66 compared to $0.62 in the year-ago quarter, up 6.5 percent.

Third-quarter 2013 cash from operating activities totaled $9.2 billion, and capital expenditures totaled $6.0 billion. Free cash flow — cash from operating activities minus capital expenditures — totaled $3.2 billion. During the third quarter, the company repurchased 55 million shares for $1.9 billion. At the end of the quarter, 216 million shares remained on the current authorization. The company expects to make future repurchases opportunistically.

As part of its Project VIP-related LTE deployment, the company now covers nearly 250 million POPs in more than 435 markets with the nation’s fastest, and now most reliable, 4G LTE network, according to independent third-party data. The company’s LTE network is expected to cover approximately 270 million POPs by year-end 2013 and to be substantially complete by the summer of 2014.

WIRELESS OPERATIONAL HIGHLIGHTS

In the third quarter, AT&T added nearly 1 million subscribers, delivered strong wireless revenue growth and postpaid ARPU gains, and continued to expand its high-value smartphone base. Highlights included:

Continued Growth in Wireless Revenues. Total wireless revenues, which include equipment sales, were up 5.1 percent year over year to $17.5 billion. Wireless service revenues increased 3.7 percent in the third quarter to $15.5 billion. Wireless data revenues increased 17.6 percent from the year-earlier quarter to $5.5 billion. Third-quarter wireless operating expenses totaled $12.9 billion, up 5.7 percent versus the year-earlier quarter, and wireless operating income was $4.6 billion, up 3.4 percent year over year.

Phone-Only Postpaid ARPU Increases 3.1 Percent. Postpaid phone-only ARPU increased 3.1 percent versus the year-earlier quarter. Total postpaid subscriber ARPU, which includes high-margin but lower-ARPU tablets, increased 1.5 percent versus the year-earlier quarter. This marked the 19th consecutive quarter AT&T has posted a year-over-year increase in postpaid ARPU. Postpaid data ARPU increased 16.7 percent versus the year-earlier quarter.

Nearly 1 Million Net Subscribers Added. AT&T posted a net increase in total wireless subscribers of 989,000 in the third quarter. Subscriber additions for the quarter included postpaid net adds of 363,000, more than twice as many as the year-ago quarter. Postpaid net adds include 178,000 smartphones and 388,000 tablets. Prepaid gained 192,000 subscribers following the introduction of LTE-capable GoPhones and new pricing plans. When including acquisitions, the company added more than 1 million retail postpaid and prepaid subscribers in the quarter. Connected device net adds were 719,000. Reseller revenues increased year over year; however, reseller had a net loss of 285,000 subscribers primarily due to losses in low-revenue 2G subscriber accounts.

Smartphone Base Continues to Expand. AT&T added 1.2 million postpaid smartphone subscribers in the third quarter. At the end of the quarter, 75 percent, or 50.6 million, of AT&T's postpaid phone subscribers had smartphones, up from 66 percent, or 44.5 million, a year earlier. The company sold a third-quarter record 6.7 million smartphones. Smartphones accounted for a record 89 percent of postpaid phone sales in the quarter. AT&T’s ARPU for smartphones is more than twice that of non-smartphone subscribers. About 42 percent of AT&T’s postpaid smartphone customers now use an LTE device and 70 percent use a 4G-capable device (LTE/HSPA+).

Mobile Share Gains Continue. The number of subscribers on usage-based data plans (tiered data and Mobile Share plans) continues to increase. About 72 percent, or 36.4 million, of postpaid smartphone subscribers are on usage-based data plans. This compares to 64 percent, or 28.5 million, a year ago. About 80 percent of customers on usage-based data plans have chosen the medium- and higher-data plans: 22 percent have chosen the higher plans, compared to 9 percent in the year-ago quarter, and 58 percent have chosen the medium-priced plans.

Since Mobile Share plans were first introduced a year ago, more than 16 million connections, or more than 22 percent of postpaid subscribers, have moved to Mobile Share plans. The number of Mobile Share accounts reached 5.3 million in the third quarter with an average of about three devices per account. Take rates on the higher-data plans continue to be strong with 30 percent of Mobile Share accounts choosing 10 gigabyte or higher plans. About 15 percent of Mobile Share subscribers came from unlimited plans.

Total and Postpaid Churn Stable. In the third quarter, postpaid churn was down slightly to 1.07 percent compared to 1.08 percent in the year-ago quarter and increased from 1.02 percent in the second quarter of 2013. Total churn was 1.31 percent versus 1.34 percent in the year-ago quarter and 1.36 percent in the second quarter of 2013. About 90 percent of postpaid subscribers are on FamilyTalk®, Mobile Share or business plans. Churn levels for these subscribers are significantly lower than for other postpaid subscribers.

Wireless Margins Reflect Record Smartphone Sales. Wireless margins reflect record third-quarter smartphone sales, strong upgrades and further revenue gains from the company’s growing high-quality smartphone subscriber base. AT&T’s third-quarter wireless operating income margin was 26.4 percent versus 26.9 percent in the year-earlier quarter. AT&T’s wireless EBITDA service margin was 42.0 percent, compared with 41.6 percent in the third quarter of 2012. (EBITDA service margin is operating income before depreciation and amortization, divided by total service revenues.)

WIRELINE OPERATIONAL HIGHLIGHTS
AT&T's third-quarter wireline results were led by U-verse reaching 10 million total subscribers, solid wireline consumer revenue growth and accelerating growth in strategic business services. Highlights included:

U-verse Has First Billion-Dollar Revenue Month. Total third-quarter wireline revenues were $14.7 billion, down 1.0 percent versus the year-earlier quarter and down 0.7 percent sequentially. Total U-verse revenues grew 28.1 percent year over year and were up 4.4 percent versus the second quarter of 2013. U-verse also had its first-ever billion-dollar revenue month. Third-quarter wireline operating expenses were $13.1 billion, up 0.8 percent versus the third quarter of 2012 and stable sequentially. AT&T’s wireline operating income totaled $1.5 billion, down 13.7 percent versus the third quarter of 2012. Third-quarter wireline operating income margin was 10.6 percent, compared to 12.1 percent in the year-earlier quarter, down primarily due to customer growth-related costs and costs incurred as part of Project VIP.

Consumer Revenues Increase 2.4 Percent. Revenues from residential customers totaled $5.6 billion, an increase of 2.4 percent versus the third quarter a year ago and stable sequentially. Continued strong growth in consumer IP data services in the third quarter more than offset lower revenues from voice and legacy products. U-verse, which includes TV, high speed Internet and voice over IP, now represents 54 percent of wireline consumer revenues, up from 43 percent in the year-earlier quarter. Consumer U-verse revenues grew 27.2 percent year over year and were up 4.7 percent versus the second quarter of 2013.

U-verse Reaches 10 Million Subscribers. Total U-verse subscribers (TV and high speed Internet) reached 10 million in the third quarter. U-verse TV had its second-highest net adds ever and best net adds in almost five years, adding 265,000 subscribers to reach 5.3 million in service. AT&T now has more pay TV subscribers than any other telecommunications company. U-verse high speed Internet had a net gain of 655,000 subscribers to reach a total of 9.7 million, an increase of 37 percent from the year-ago quarter. Overall, the company had a net loss of 26,000 wireline broadband subscribers in the quarter; these increased slightly year over year. Total wireline broadband ARPU was up more than 8 percent year over year. Total U-verse high speed Internet subscribers now represent 59 percent of all wireline broadband subscribers compared with 43 percent in the year-earlier quarter.

About 60 percent of U-verse broadband subscribers have a plan delivering speeds up to 12 Mbps or higher. In the third quarter, more than 90 percent of new U-verse TV customers also signed up for U-verse high speed Internet. About 70 percent of AT&T U-verse TV subscribers take three or four services from AT&T. ARPU for U-verse triple-play customers continues to be more than $170. U-verse TV penetration of customer locations continues to grow and was at 20.8 percent at the end of the third quarter.

Strategic Business Services Show Strong Growth. Total revenues from business customers were $8.8 billion, down 2.6 percent versus the year-earlier quarter and down 0.9 percent compared with the second quarter of 2013. Business service revenues declined 2.0 percent year over year. Overall, declines in legacy products were partially offset by continued double-digit growth in strategic business services. Revenues from these services, the next-generation capabilities that lead AT&T's most advanced business solutions — including VPN, Ethernet, hosting and other advanced IP services — grew 15.7 percent versus the year-earlier quarter. These services represent an $8.6 billion annualized revenue stream and represents more than 24 percent of wireline business revenues. During the third quarter, the company also added a record 97,000 business U-verse high speed broadband subscribers.

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* 4G LTE speed claim based on national carriers’ average 4G LTE download speeds. AT&T’s 4G LTE reliability claim based on analysis of data network connection and data transaction success rates reported by Nielsen during network tests conducted across 211 markets from July 2012 to July 2013, and compares carriers with nationwide 4G LTE networks.

About AT&T

AT&T Inc. (NYSE:T) is a premier communications holding company and one of the most honored companies in the world. Its subsidiaries and affiliates – AT&T operating companies – are the providers of AT&T services in the United States and internationally. With a powerful array of network resources that includes the nation’s fastest and most reliable 4G LTE network, AT&T is a leading provider of wireless, Wi-Fi, high speed Internet, voice and cloud-based services. A leader in mobile Internet, AT&T also offers the best wireless coverage worldwide of any U.S. carrier, offering the most wireless phones that work in the most countries.  It also offers advanced TV service with the AT&T U-verse® brand. The company’s suite of IP-based business communications services is one of the most advanced in the world.

Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at http://www.att.com/aboutus or follow our news on Twitter at @ATT, on Facebook at http://www.facebook.com/att and YouTube at http://www.youtube.com/att.

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Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise. This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at www.att.com/investor.relations. Accompanying financial statements follow.

NOTE: EBITDA is defined as operating income before depreciation and amortization. EBITDA differs from Segment Operating Income (loss), as calculated in accordance with U.S. generally accepted accounting principles (GAAP), in that it excludes depreciation and amortization. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. Our calculation of EBITDA, as presented, may differ from similarly titled measures reported by other companies.

NOTE: Free cash flow is defined as cash from operations minus capital expenditures. We believe this metric provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it. Management also views it as a measure of cash available to pay debt and return cash to shareowners.

NOTE: Adjusted Operating Income, Adjusted Operating Expenses, Adjusted Operating Revenues, Adjusted Operating Income Margin and Adjusted diluted EPS are non-GAAP financial measures calculated by excluding from operating revenues, operating expenses and equity in net income of affiliates certain significant items that are non-operational or non-recurring in nature, including dispositions. Management believes that these measures provide relevant and useful information to investors and other users of our financial data in evaluating the effectiveness of our operations and underlying business trends.  Adjusted Operating Income, Adjusted Operating Expenses, Adjusted Operating Revenues, Adjusted Operating Income Margin and Adjusted diluted EPS should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP. Our calculations of Adjusted Operating Income and Adjusted diluted EPS, as presented, may differ from similarly titled measures reported by other companies.